Exhibit 99.1

Zebra Technologies Announces Repricing of $2 Billion Term Loan

Lincolnshire, Ill., June 2, 2016—Zebra Technologies Corporation (NASDAQ: ZBRA), a global leader in providing solutions and services that give enterprises real-time visibility into their operations, announced that effective today it has successfully repriced its $1.96 billion term loan.

Under the amended term loan, the interest rate has been reduced by 75 basis points to LIBOR+ 3.25% (LIBOR floor of 0.75% is unchanged), from LIBOR+ 4.00%, which is expected to generate annualized interest expense net savings of approximately $14 million based on the current principal balance outstanding. As previously communicated, the company expects to continue to reduce the principal balance prior to the October 27, 2021 maturity date. The company will incur approximately $6 million of debt issuance and discount costs related to the repricing.

“In-line with our commitment to further improving the financial strength of Zebra, we’re announcing the successful repricing of our term loan, which provides meaningful interest expense savings. We continually explore opportunities to lower borrowing costs as we reduce the financial leverage within our capital structure. We appreciate our lenders’ continued support of Zebra,” said Michael Smiley, CFO of Zebra Technologies.

The company expects full year 2016 interest expense to be favorably impacted by approximately $5 million reflecting the benefit of a lower interest rate, partially offset by transaction fees and $2 million incremental and accelerated amortization of debt issuance and discount costs.

The company expects interest expense in the second quarter of 2016 to be negatively impacted by less than $2 million primarily due to accelerated amortization of a fraction of debt issuance and discount costs related to the original October 27, 2014 agreement. Transaction fees should roughly offset the benefit of a lower interest rate in the second quarter.

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s outlook. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s hardware and software products and competitors’ product offerings, and the potential effects of technological changes. The continued uncertainty over future global economic conditions, the availability of credit and capital markets volatility may have adverse effects on Zebra, its suppliers and its customers. In addition, a disruption in our ability to obtain products from vendors as a result of supply chain constraints, natural disasters or other circumstances could restrict sales and negatively affect customer relationships. Profits and profitability will be affected by Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra may be involved is another factor. The success of integrating acquisitions, including the Enterprise business, could also affect profitability, reported results and the company’s competitive position in it industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “outlook,” and “expect” and similar expressions, as they relate to the company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K.

About Zebra Technologies

With the unparalleled visibility Zebra (NASDAQ: ZBRA) provides, enterprises become as smart and connected as the world we live in. Real-time information – gleaned from visionary solutions including hardware, software and services – give organizations the competitive edge they need to simplify operations, know more about their businesses and customers, and empower their mobile workers to succeed in today’s data-centric world. For more information, visit www.zebra.com. Follow us on LinkedIn, Twitter and Facebook.

Contacts

Investors	Media
Michael Steele, CFA, IRC	Therese Van Ryne
Vice President, Investor Relations	Director, Global Public Relations
+ 1 847 793 6707	+ 1 847 370 2317
msteele@zebra.com	therese.vanryne@zebra.com